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                                                                   EXHIBIT 15(b)

[DELOITTE & TOUCHE LETTERHEAD]


September 1, 1998

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sears, Roebuck and Co. for the periods ended April 4, 1998 and March 29, 1997 and July 4, 1998 and June 28, 1997, as indicated in our reports dated May 13, 1998 and August 14, 1998 respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended April 4, 1998 and July 4, 1998, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Chicago, Illinois